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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We consent to the incorporation by reference in the registration statement of ArthroCare Corporation (the "Company") on Form S-8 relating to the registration of an additional 750,000 shares of common stock to be issued pursuant to the Company's Incentive Stock Plan of our reports dated January 27, 1998, except for Note 11, for which the date is March 25, 1998, on our audits of the consolidated financial statements and financial statement schedule of the Company as of January 3, 1998 and December 28, 1996 and for each of the three years in the period ended January 3, 1998, which reports are included in the Company's Annual Report on Form 10-K for the year ended January 3, 1998.



PRICEWATERHOUSECOOPERS LLP

San Jose, California
July 15, 1998